                                                                                Exhibit 12(f)

                        System Energy Resources, Inc.
       Computation of Ratios of Earnings to Fixed Charges and
                   Ratios of Earnings to Fixed Charges



                                                     1993      1994      1995       1996      1997      1998

Fixed charges, as defined:
  Total Interest                                    $190,938  $176,504  $151,512   $143,720  $128,653  $116,060
  Interest applicable to rentals                       6,790     7,546     6,475      6,223     6,065     5,189
                                                    -----------------------------------------------------------
Total fixed charges, as defined                     $197,728  $184,050  $157,987   $149,943  $134,718  $121,249
                                                    ===========================================================

Earnings as defined:
  Net Income                                         $93,927    $5,407   $93,039    $98,668  $102,295  $106,476
  Add:
    Provision for income taxes:
      Total                                           78,552    36,838    75,493     82,121    74,654    77,263
    Fixed charges as above                           197,728   184,050   157,987    149,943   134,718   121,249
                                                    -----------------------------------------------------------

Total earnings, as defined                          $370,207  $226,295  $326,519   $330,732  $311,667  $304,988
                                                    ===========================================================

Ratio of earnings to fixed charges, as defined          1.87      1.23      2.07       2.21      2.31      2.52
                                                    ===========================================================

